Exhibit 10.39

Lease Agreement for Office Space

Lessor: National IT Industry Promotion Agency

Lessee: L10NBRIDGE Korea

Standard Lease Agreement

Lessor	Name	National IT Industry Promotion Agency

Lessee	Address	7th floor of Business Tower of Nuritkum Square, 396 Worldcupuk-ro, Mapo-gu, Seoul, Korea
	Name	L10NBRIDGE Korea
	Company Number	110111-0672413

Lessee	Representative	Rory J. Cowan

Lessee	Business Registration Number	116-81-28428

Rented Space		The 7th floor of Business Tower of Nuritkum Square, 1,315.12m2 (common area included)

Term		2013. 11. 21. ~ 2015. 11. 20. (2 years)

Security Deposit		KRW 167,085,996

Monthly Rent		KRW 15,037,739 (VAT excluded) (10% discounted from the Market Rate in 2013)

Monthly Maintenance Fee		KRW 9,468,864 (VAT excluded)

Parking		Free parking for 7 cars and paid parking for 5 cars

National IT Industry Promotion Agency (“Lessor”) and L10NBRIDG Korea (“Lessee”) shall sign this lease agreement as described in the attached documents and each party shall retain one (1) copy thereof, respectively.

Attached Documents	1. One (1) Copy of Lease Agreement on General Conditions
2. One (1) Copy of Lease Agreement on Special Conditions
3. One (1) Copy of Nuri Ggum Square Management Regulations and Related Rules
4. One (1) Copy of Floor Plan of Rented Premises

Lease Agreement on General Conditions

This Lease Agreement, entered into effective on [    , 2013], by and between National IT Industry Promotion Agency], an organization with its principal office located at 113, Jungdae-ro, Songpa-gu, Seoul, Korea (hereinafter referred to as “Lessor”), and L10NBRIDGE Korea, a company with its principal office located at 7th floor of Business Tower of Nuritkum Square, 396 Worldcupbuk-ro, Mapo-gu, Seoul, Korea (hereinafter referred to as “Lessee”) provides as follows;

LESSOR and LESSEE have taken the purpose and content of this agreement into full consideration and reached an agreement that LESSOR shall lease a certain area (hereinafter referred to as “Premises”) of Nuritkum Square Building to LESSEE as described below. The special terms and conditions of this agreement take precedence over the general terms and conditions.

Article 1. PREMISES

1. Lessor hereby agrees to lease to Lessee, and Lessee hereby leases from Lessor, the following described premises:

•	1,315.12m2, 7th Floor of Business Tower of Nuritkum Square (common area included; percentage of net area: 50%)

•	Business Tower, Nuri Ggum Square, 396 Worldcupbuk-ro (Sangam-dong), Mapo-gu, Seoul, Korea

2. Lessee shall not have any rights to Premises, excluding the rights to use them as described in this Agreement.

3. Lessee shall lease Premises from Lessor to use them as its own office space and shall not use for other purposes without written consent of Lessor.

Article 2. TERM OF AGREEMENT

1. This Agreement shall become effective on the date of November 21, 2013, and continue until the date of November 20, 2015. However, the term may be extended by mutual agreement of the parties hereto and the terms and conditions may be modified when the term of this Agreement is extended.

2. If Lessee does not move into Premises until 30 days after the commencement date of this Agreement, or does not pay the security deposit until the due date set forth in Article 4, Paragraph 1, Lessor may terminate this Agreement unilaterally.

Article 3. RENEWAL OF AGREEMENT

1. Lessor shall not reject a request of Lessee to renew this Agreement without any reasonable reason if Lessee makes the request between one (1) month and six (6) months before the expiration date of this Agreement. However, Lessor may reject such requests if:

a. Lessee’s unpaid rents add up to three (3) times the monthly rent;

b. Lessee obtains the lease in fraudulent or any other inappropriate manners;

c. Lessor provides Lessee with sufficient compensation based on mutual agreement;

d. Lessee subleases all or part of Premises without Lessor’s consent;

e. Lessee damages all or part of Premises on purpose or through its serious fault;

f. all or part of Premises is destroyed and this Agreement cannot be performed;

g. Lessor needs to re-occupy Premises in order to demolish or rebuild all or part of the Premises;

h. Lessee neglects its duties as a lessee or has reasons that make it hard to maintain this Agreement.

2. Lessee may exercise its rights to renew this Agreement only if the whole period of lease, including the initial term, does not exceed five (5) years.

3. A renewed agreement shall be deemed to have the same terms and conditions as the previous agreement. However, the security deposit, rent or maintenance fee may be adjusted within the range specified in Article 7.

4. If no notice of rejection to renew this Agreement or modify its terms and conditions is given by Lessor to Lessee during the period mentioned in Paragraph 1, it is understood that this Agreement shall be extended with the same terms and conditions by one (1) year.

5. If the event described in Paragraph 4 above occurs, Lessee may notify Lessor of its intention to terminate this Agreement at any time and the termination shall take effect three (3) months after Lessor receives the notice of termination.

Article 4. SECURITY DEPOSIT

1. Lessor shall retain the security deposit of KRW 167,085,996 paid by Lessee as described during the term of this Agreement without liability for interest.

Category	Amount (KRW)	Date of Payment / Remarks
Current Deposit	167,085,996	Placed / Renewal

2. In case this Agreement is terminated according to Article 2, Paragraph 2, Lessor may hold 10% of the initial deposit above as a penalty unconditionally and shall return the remaining amount to Lessee immediately with no interest.

3. Lessee may not transfer, or provide as collateral, its rights to receive the security deposit to others.

Article 5. RENT

1. Lessee’s obligation to pay the monthly rent shall take effect on the date it actually moves into the Premises. However, if Lessee moves in over thirty (30) days after the commencement date of this Agreement, the 30th date from the commencement date of this Agreement shall be deemed as a date of actually moving in. The actual date of moving in means a date when Lessee moves into the Premises and use them for its purposes.

2. Lessee shall transfer the monthly rent of KRW 15,037,739, excluding VAT, in cash on the 15th day of each month to a bank account designated by Lessor. In case the 15th day falls on a holiday, the payment shall be made on the next business day.

3. If the term of this Agreement takes effect or expires in the middle of a month, the rent to pay shall be calculated on a daily basis.

Daily Rent = (monthly rent / the number of days in the month) × the number of days using the Premises in the month

4. If Lessee cannot use the Premises due to Lessor’s faults, the rent to pay shall be calculated from the date when Lessee actually begins to use the Premises.

Article 6. MAINTENANCE FEE

1. Lessee shall transfer the monthly maintenance fee of KRW 9,468,864, excluding VAT, in cash on the 15th day of each month to a bank account designated by Lessor. In case the 15th day falls on a holiday, the payment shall be made on the next business day.

2. Lessee shall pay the maintenance fee from the date of starting interior improvement work in the manners specified in Article 5, Paragraph 3 and Paragraph 4.

3. The maintenance fee is divided into the monthly fee mentioned in Paragraph 1 above and additional fee. The additional maintenance fee refers to what Lessee shall pay for using electronic display boards of its own installing, electricity for data processing rooms, temperature and humidity devices, electricity, heating and air-conditioning for overtime work and other services that Lessor provides for separate costs. Lessor shall charge the sum of the monthly maintenance fee and the additional fee and Lessee shall pay the sum of the two fees when paying the monthly fee.

Article 7. ADJUSTMENT OF SECURITY DEPOSIT, RENT AND MAINTENANCE FEE

1. The security deposit and rent may be adjusted every year from the date two (2) years after the first commencement date of this Agreement. The maintenance fee shall be adjusted on January 1 every year.

2. In case of adjusting the Rent as set forth in above Section 1, the Consumer Price Index publicized by the National Statistics Office of Korea (www.nso.go.kr) shall be applied and the basis for the application shall be as detailed below.

a.	The adjustment of the Security Deposit and the Rent shall be the rate of change on the previous year’s rate of the Consumer Price Index of the 2 months prior to the adjustment date.

b.	The adjustment of the Maintenance Fee shall be the rate of change on the previous year’s rate of the Consumer Price Index of September of 1 year prior to the adjustment date.

3. Despite Paragraph 1 above, Lessor may adjust the security deposit, rent and maintenance fee through a one-month written notice and agreement with Lessee if:.

a.	there are increases in tax or utilities fees, or changes in prices and other economic conditions;

b.	costs to keep the Premises in normal conditions, such as costs for utilities, heating, air-conditioning, cleaning and labor increase;

c.	prices increase or there are changes in other economic situations.

4. If there are adjustments according to Paragraph 1 or Paragraph 3 above, Lessor shall notify Lessee of the revised amount in writing before the adjustment standard date and charge the revised amount from the adjustment standard date. If the adjustment standard date is in the middle of a month, the amount to pay shall be calculated on a daily basis.

Article 8. DEFAULT

1. Should Lessee be in default on security deposit, rent, maintenance fee or any other cost payable to Lessor under this Agreement, Lessee shall pay a default charge plus the amount overdue to Lessor. The default charge is calculated by multiplying a daily amount of an 18% annual interest on the amount overdue by the number of days from the due date to the payment date.

2. Lessor may deduct unpaid rent, maintenance fee or the default charge above from the security deposit and return the remaining amount to Lessee when this Agreement is terminated or expires.

Article 9. INSURANCE

1. Should Lessee’s acts or facilities cause the insurance premiums for the building with the Premises to increase, Lessee shall pay the additional amount to Lessor.

2. Lessee shall, at its expense, keep its facilities and equipment insured with comprehensive property insurance policies in order to prevent conflicts of interest with other lessees under other agreements or Lessor with regard to property protection and damage claims in case a disaster occurs.

3. Lessor shall, at its expense, keep the Premises insured against fire and Lessee shall, at its expense, keep its facilities or equipment against fire.

4. Lessor shall not be liable for any damage to Lessee if it is caused by Lessee’s breach of Paragraph 2 and Paragraph 3 above.

Article 10. TAX AND UTILITIES

1. Lessee shall pay value added taxes on rent, maintenance fee and other service costs.

2. Lessee shall pay all costs and taxes incurred from facilities installed for its own use regardless of their ownership.

Article 11. MODIFICATIONS TO PREMISES AND INSTALLATION OF FACILITIES

1. Lessee shall, at it expense, create and submit to Lessor a design drawing fifteen (7) days in advance and receive its written consent if Lessee is to:

a.	install or modify decorations, partitions, fittings or others inside the Premises;

b.	install or move lights and power supplies, or install, extend, move or modify phones and water supply and drainage;

c.	move in and fix safes and other heavy equipment;

d.	install and fix signs and advertising displays.

In this case, Lessor may exercise supervision and direction to maintain consistency and stability in the management of the building.

2. Lessee may not charge Lessor any costs it paid to install equipment, improve or repair the Premises, or premiums. Lessee shall, at its expense, restore the Premises to the state before it moved in when it evacuates the Premises.

3. If Lessee fails to perform the obligation in Paragraph 2 above or restore the Premises to the state Lessor accepts, Lessor may deduct a cost needed to perform the restoration from the security deposit.

Article 12. REPAIRS AND MAINTENANCE

1. Lessor shall, pay for repairing or painting walls, ceilings and floors of the Premises if they are naturally worn out or faded. However, Lessor shall be liable for repair costs if they are caused by its faults or needs.

2. When finding a repaired spot, Lessee shall notify Lessor of the finding immediately. Lessee shall have a prior consultation with Lessor when it repairs the Premises.

3. Lessee shall be liable for any damage caused by its negligence of the obligation to give a notification above.

Article 13. DUE DILIGENCE AND DAMAGE CLAIMS

1. Lessor shall ensure that Lessee can use the Premises as conveniently as possible. Lessee shall manage the Premises with due diligence of a good manager.

2. If Lessee, its users or its clients damage or destroy the Premises or any facilities owned by Lessor on purpose or accidentally, Lessee shall give a written notice of the fact to Lessor and pay for the damage a reasonable amount of money determined through mutual agreement between Lessor and Lessee. All damages that Lessee does not notify Lessor of shall be deemed to have been caused by Lessee.

Article 14. ASSIGNMENT OR SUBLETTING

1. Lessor may not assign its obligations and rights under this Agreement or sublet all or part of the Premises without the written consent of Lessor.

2. Lessor may terminate this Agreement at any time unilaterally if Lessee does not comply with its obligations in Paragraph 1 above.

Article 15. LIMITED USE OF PREMISES

1. Lessee may not let a third party use the Premises or install phones, facsimile machines or other equipment under the name of a third party within the Premises without prior written consent of Lessor.

2. Under no circumstances may Lessee use the Premises for residential purposes. However, Lessee may have some of its workers work night shifts with prior written consent of Lessor.

3. By default the use and operation of the building with the Premises and its facilities shall be suspended on Korea’s public holidays, temporary holidays, Saturdays and Sundays. Lessor may limit the use and operation of the building and its facilities if it performs repair and maintenance work and safety checkups during weekdays.

4. If the building or its facilities are operated at the request of Lessee during the period of suspension mentioned in Paragraph 3 above, Lessee shall be liable for additional maintenance fees calculated by Lessor. If Lessee needs such additional operation or services, it shall apply for it and receive approval as described in Article 30.

Article 16. PROPERTY PROTECTION

1. Lessor may have security guards make sure that lobbies, hallways and other common areas are safe.

2. Lessee takes the sole responsibility for protecting its property from danger. Lessor does not take any responsibility for any damage caused inside the Premises unless Lessee proves that the damage is done by Lessor.

Article 17. LESSESS’ RESPONSIBILITIES

1. This Agreement shall be automatically terminated if Lessee has its business license revoked and cannot continue operating because of its or its employee’s violation of conditions of the license.

2. Lessee shall comply with relevant laws, directions of any public authority or management rules set by Lessor in doing business in the Premises.

3. Lessor may enter and inspect the Premises to check if Lessee complies with the relevant laws and rules specified in Paragraph 2 above.

4. Lessee shall be as careful as possible to meet hygiene standards and prevent fire.

Article 18. PROHIBITED CONDUCT

In the Premises and the building and its attached facilities, Lessee and its employees are not allowed to:

a. install, post or leave unused signs or advertising displays that may annoy people or interrupt the flow of traffic in hallways and other common areas;

b.	import or keep dangerous goods or materials that may be inflamed, exploded, hazardous, annoying, or damaging to property in the Premises or the building;

c.	import and use heating and air-conditioning machines that are not supplied or accepted by Lessor;

d.	make noises, play musical instruments, keep pets that do not live in a fishbowl or perform annoying and offensive acts to other lessees;

e.	damage structures or facilities installed by Lessor or modify structures, advertising displays or signs without written consent of Lessor;

f.	produce, promote and sell materials that are not permitted by law.

Article 19. MODIFICATION AND ACCESS TO PREMISES

1. Lessor may move or modify equipment installed within the Premises through mutual agreement with Lessee if it is necessary to maintain the building.

2. Lessor or its maintenance staff may enter and inspect the Premises after prior notification for the performance of examination, repair, hygiene, fire prevention, crime prevention, relief and other maintenance and security work. In this case, Lessee may not reject the entrance and inspection without justifiable reason.

Article 20. INDEMNITIES

1. Lessor shall not take any responsibility for damages caused to Lessee or a third party by earthquakes, storms, floods, war, riots and other events beyond control or other factors that cannot be attributed to Lessor.

2. Lessor shall not take any responsibility for insufficient services or limited use of common areas that are caused by Lessee’s repair, modification or renovation of the Premises.

Article 21. TRANSFER BY LESSOR

Even if there are changes to rights to own, mange and operate the Premises and their name according to Article 1, this Agreement shall remain effective. A new lessor and manager shall comply with all of this Agreement. Lessor shall notify Lessee of this fact.

Article 22. TRANSFER BY LESSEE

If there is any change to Lessee’s address, business name, representative, business purpose or business registration, Lessee shall give a written notice of the change to Lessor and take all responsibilities for any delay of the notification.

Article 23. LESSOR’S RIGHTS

1. An absence of Lessee, its legal proxy, or its operation manager shall not relieve Lessee of its obligation to comply with this Agreement while this Agreement is effective. If this Agreement expires during the absence of Lessee, Lessor may restore its right to occupy the Premises without trial. In this case, Lessor may move Lessee’s personal property to an appropriate place for storage, and if Lessee has some money owed to Lessor one (1) month after the expiration of this Agreement, Lessor may liquidate Lessee’s property it keeps through legitimate auction.

2. Lessor shall have the rights to use proceeds from the auction mentioned in Paragraph 1 above to pay for Lessee’s debt to it, including costs for movement and storage of the property earlier than other creditors.

Article 24. DAMAGE CLAIMS

1. If Lessee, its user, or its client causes damage or injury to the body or property of Lessor or a third party, like another lessor, on purpose or by accident, Lessee shall give a written notice of this fact immediately and pay for the damage.

2. In principle, the damage payment is calculated through mutual agreement between Lessee and the victim, and if they do not agree on the damage payment, Lessor may arbitrate based on the market value at the time of payment.

Article 25. TERMINATION

1. Even before the expiration date of this Agreement, Lessor or Lessee may immediately terminate this Agreement and demand evacuation of the Premise after a written notice and without a reminder if:

a.	Lessee is in default of rent or other fees for over two (2) months;

b.	it is objectively acknowledged that this Agreement cannot continue as Lessee has its property attached, provisionally seized or put up for auction, or is ordered to file for bankruptcy, or there is a major change to Lessee’s property, credit or operation;

c.	Lessee’s acts undermine Lessor’s reputation and credit;

d. The Nuritkum Square is a building constructed to serve the businesses in the fields of IT, NT, BT, and S/W, their technical development activities, as well as production, M&E and distribution businesses. Accordingly, the Agreement may be terminated if the Lessee fails to meet the business requirements of the building.

e.	Lessor or Lessee fails to perform its obligations under this Agreement or related to this Agreement.

2. If any of the events takes place, Lessor may terminate this Agreement, demand that the Premises should be evacuated and take legal action, if necessary.

Article 26. TERMINATION BEFORE EXPIRATION AND PENALTY

1. If Lessor or Lessee intends to terminate this Agreement during the term of this Agreement specified in Article 2 or during the extended term (including the partial termination; however, the partial termination shall be acceptable upon the Lessor’s consent), for a reason, it shall give a three-month written notice and pay one-month rent in penalty to the other party.

2. Deleted

3. Upon partial termination, the penalty shall be calculated on the pro rata basis to the size of termination area.

Article 27. EVACUATION AND RESTORATION

1. If this Agreement expires, Lessee shall move all of its belongings and property out of the Premises by the end of the expiration date, return the keys and Lessor’s property to Lessor and make the entire Premises evacuated.

2. Lessee shall, at its expense, remove all equipment, partitions and other structures it installed under this Agreement and restore the Premises to the state at the time of signing this Agreement by the expiration date. However, Lessor may perform the restoration work at the request and expense of Lessee.

3. In case the Lessee fails to remove all the properties of the Lessee by the termination date of the Agreement as a result of the reasons of the Lessee, or in case the Lessee fails to restore the leased premises to its original state before the change of usage authority of the leased premises, the Lessee shall pay the monthly rent and maintenance fee set forth herein below computed from the date following the Agreement termination date to the Lessor.

a. The monthly rent in the amount of 1.2 times the Rent during the Agreement period shall be remitted to the Lessor until the properties of the Lessee is removed from the leased premises. If the properties are completely removed prior to the full month period, then the amount shall be calculated based on the number of days the leased premises is occupied.

b. The monthly maintenance fee in the amount of the Maintenance Fee during the Agreement period shall be calculated until the date the leased premises is fully restored to the original state and remitted to the Lessor. If the leased property is fully restored prior to the full month period, then the amount shall be calculated based on the number of days the leased premises is occupied.

Article 28. RETURN OF SECURITY DEPOSIT

1. If this Agreement expires or is terminated due to other reasons, Lessor shall return the security deposit to Lessee within ten (10) days of the evacuation date. However, if there is any amount that Lessee owes to Lessor, Lessor may deduct the amount from the security deposit and return the remaining amount.

2. If Lessor fails to return the security deposit to Lessee within the ten (10) days above because of its own fault, it shall pay the security deposit plus late payment charge for the days from the first day of default to the date of returning the security deposit based on an annual interest of 18%.

Article 29. MAINTENANCE SPECIALIST

1. Lessor may designate a third party, or a maintenance specialist to keep the Premises and the building in proper conditions.

2. As Lessor’s representative, the maintenance specialist shall have the same rights and duties as Lessor in relation with Lessee.

Article 30. MAINTENANCE

1. Lessor or the maintenance specialist may establish and implement, and alter or abolish maintenance regulations on parking lots, elevators or other facilities, or instructions on moving in to ensure they manage the Premises effectively and assist Lessee. Lessee shall comply with the regulations and instructions.

2. Any change to the regulations or instructions shall take effect to Lessor and Lessee through one-month written notice.

Article 31. REGISTRATION

1. The Lessee shall have the right to establish Chunse right for pledge on the security deposit and the Lesssor shall cooperate. The Lessee shall request for the return of security deposit after the termination of Chunse right.

2. Costs for establishment and termination of Chunse right shall be borne by the Lessee.

Article 32. LESSOR’S OBLIGATIONS WHEN TRANSFERRING OWNERSHIP

If Lessor sells the Premises or the building with them during the lease period specified in Article 2, it shall assign this Agreement as it is to the buyer.

Article 33. SETTLEMENT AGREEMENT

If there arises a dispute with regard to this Agreement after this is signed, Lessor and Lessee may create a settlement agreement in a separate form before bringing the case before the court. The consequent costs are equally shared by the two parties.

Article 34. GOVERNING LAW

If no governing law is specified in this Agreement, it may be determined by mutual agreement between Lessor and Lessee. However, if they fail to agree, this Agreement shall be governed by and construed and interpreted by the laws of Korea and best practices.

Article 35. JURISDICTION

All the lawsuits under this Agreement shall be exclusively brought in the local court located where Lessor resides.

Article 36. MISCELLANEOUS

Lessor has notified Lessee that the DMC area is affected by aircraft noise and Lessee recognizes this when moving in and shall not file a complaint about the noise.

The parties hereto have caused this Agreement to be signed by their duly authorized representatives in duplicate, each party retaining one (1) copy thereof, respectively.

October 30, 2013

Lessor Address: 113, Jungdae-ro, Songpa-gu, Seoul Company Name: National IT Industry Promotion Agency Representative: Su-yong Park Lessee
Address:	7th fl. of Business Tower of Nuritkum Square, 396 Worldcupbuk-ro,
Mapo-gu, Seoul,
Company Name: L10NBRIDGE Korea
Representative: Rory J. Cowan

Lease Agreement on Special Conditions

Article 1. PARKING

1. Lessee shall be able to park seven (7) cars at no cost. No more free parking is not allowed.

2. Lessee shall be able to park five (5) cars at a cost. However, Lessor and Lessee may determine how many more cars can be parked at a cost through mutual agreement.

3. With regard to issues related to parking, the two parties shall follow parking regulations.

Article 2. PENALTY UPON EARLY TERMINATION

1. The Lessee shall reimburse the discounted monthly rent other than the penalty set forth under Article 26 Paragraph 1 of Lease Agreement General Conditions upon the early termination exercised by the Lessee.

Article 3. ADDITIONAL INSTALLATIONS

The Lessor provides the office area for lease and the Lessee shall follow the building management rules and regulations for its additional installation at the Lessee’s own expense.

Article 4. RENT FREE

1. This lease agreement is for the area of 1,315.12m2 of which the area is expanded for the area of 144.7m2 from the original leased area of 1,170.42m2, and the monthly rent for the expanded area of 144.7m2 shall be waived. However, the waive of monthly rent for the expanded area shall be effective for maximum 30 days prior to the lease commencement date.